U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO.1 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      Aviation Upgrade Technologies, Inc.,
             (Exact name of registrant as specified in its charter)

Nevada                                    3714                        33-0881303
------                                                                ----------
(State or other jurisdiction  (Primary Standard Industrial      (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)


24040 Camino del Avion, #A303, Monarch Beach, California                   92629
--------------------------------------------------------                   -----
(Address of registrant's principal executive offices)                 (Zip Code)


                                (949) 499-6665
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                              Thomas E. Stepp, Jr.
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                           -------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          -------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          -------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                   -------

                         CALCULATION OF REGISTRATION FEE
================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------

Common Stock, $.001 par value         1,000,000(1)            $2.50               $2,500,000            $660.00
---------------------------------- ------------------- -------------------- ----------------------- ----------------

Common Stock, $.001 par value         1,232,000(2)            $2.50               $3,080,000            $813.12
================================== =================== ==================== ======================= ================
                                                                                Total Registration Fee:    $1,473.12

(1)Represents shares offered for sale by Aviation Upgrade Technologies, Inc.
(2)Represents shares offered by selling shareholders. The offering price of $2.50 per share for the selling shareholders was estimated for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                      Aviation Upgrade Technologies, Inc.,
                              a Nevada corporation

                        2,232,000 Shares of Common Stock

This prospectus relates to 2,232,000 shares of common stock of Aviation Upgrade Technologies, Inc., 1,232,000 of which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There currently is no market for our common stock, and we have not applied for listing or quotation on any public market.

Additionally, we are offering 1,000,000 shares of our common stock. The purchase price is $2.50 per share. We are offering the shares without any underwriting discounts or commissions. If all of the shares offered by us are purchased, the proceeds to us will be $2,500,000.

See "Risk Factors" on Pages 5 to 8 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this prospectus is May 29, 2001.
                             Subject to completion.

                                TABLE OF CONTENTS

         Prospectus Summary ...................................................4
         Risk Factors..........................................................5
         Use of Proceeds.......................................................8
         Determination of Offering Price.......................................8
         Dilution..............................................................9
         Selling Security Holders.............................................10
         Plan of Distribution.................................................11
         Legal Proceedings....................................................12
         Directors, Executive Officers, Promoters and Control Persons.........13
         Security Ownership of Certain Beneficial Owners and Management.......14
         Description of Securities............................................15
         Interest of Named Experts and Counsel................................15
         Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities...........................................15
         Organization Within Last Five Years..................................16
         Description of Business..............................................16
         Management' Discussion and Analysis of Financial Condition
         and Results of Operations............................................18
         Description of Property..............................................20
         Certain Relationships and Related Transactions.......................20
         Market for Common Equity and Related Stockholder Matters.............21
         Executive Compensation ..............................................22
         Financial Statements.................................................24
         Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.............................................41
         Legal Matters........................................................41
         Experts..............................................................41
         Additional Information...............................................41
         Indemnification of Directors and Officers............................41
         Other Expenses of Issuance and Distribution..........................42
         Recent Sales of Unregistered Securities..............................42
         Exhibits.............................................................43
         Undertakings.........................................................43
         Signatures...........................................................45


         Outside Back Cover Page
         Dealer Prospectus Delivery Obligation
         Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary

Our Business:                           Our principal business address is 24040
                                        Camino Del Avion #A303, Monarch Beach,
                                        California 92629; our telephone number
                                        (949) 499-6665.

                                        We were initially formed to develop,
                                        market and install modifications to
                                        aircraft, such as the Boeing 727, which
                                        were designed to improve and extend the
                                        economic life of these aircraft by
                                        bringing them into compliance with
                                        strict noise and emission control
                                        levels. In mid-1999, however, after
                                        months of negotiations with a number of
                                        aircraft engine manufacturers for the
                                        purchase of new engines, each company
                                        withdrew at the last minute from
                                        executing a final contract. We believe
                                        the withdrawals were the result of
                                        pressure from a major aircraft
                                        manufacturer fearing a reduction in the
                                        sale of new aircraft if the lives of
                                        existing aircraft were significantly
                                        increased as proposed by us. On June 30, 2000, we filed a lawsuit against The Boeing Company, a Delaware corporation, CFM International, Inc., a Delaware corporation, and Rolls Royce PLC, a United Kingdom corporation, in the United States District Court for the Central District of California, Western Division (Case # 00-07157) for violations of the Sherman Act ss.ss. 1 and 2, intentional interference with prospective economic relationships and breach of contract. We are seeking actual and economic damages and attorneys' fees and costs. We believe that our claims have merit and intend to vigorously prosecute our claims against the defendants.

                                        We currently license the marketing
                                        rights for an electronic tire valve cap
                                        that may be used on both airplanes and
                                        automobiles. The product provides early
                                        warning of low pressure in tires, which
                                        we believe will lead to safer travel in
                                        these vehicles and better fuel
                                        efficiency in automobiles. Once the tire is inflated to the appropriate pressure, the initial tightening of the cap onto the valve sets the pressure inside a control chamber in the valve cap equal to the pressure in the tire. If the pressure in the tire drops by more than approximately two pounds per square inch, a red light will blink to indicate the need to check the tire pressure.

 Our State of Organization:             We were incorporated in Nevada on
                                        January 8, 1999.

 Number of Shares Being Offered:        The selling security holders want to
                                        sell 1,232,000 shares of our common
                                        stock. The offered shares were acquired
                                        by the selling security holders in
                                        private placement transactions, which
                                        were exempt from the registration and
                                        prospectus delivery requirements of the
                                        Securities Act of 1933. We are
                                        registering 545,000 shares of common
                                        stock owned by our officers and
                                        directors. We also intend to sell
                                        1,000,000 shares of our common stock
                                        being registered pursuant to this
                                        registration statement. We will sell the shares we are registering only to those individuals who have received a copy of the prospectus.

 Number of Shares Outstanding           10,732,000 shares of our common stock
 After the Offering:                    are currently issued and outstanding.
                                        After the offering, 11,732,000 shares of our common stock will be issued and outstanding. We have also authorized the issuance of 51,000 shares to two individuals pursuant to the licensing agreement for the electronic tire valve cap; however, those shares have not been issued.

Estimated use of                        We will receive as much as $2,500,000 if
proceeds:                               all of the shares offered by us at $2.50
                                        per share are purchased, and we intend
                                        to use any proceeds from such sale for
                                        corporate development and for working
                                        capital. The proceeds from the sale of
                                        the shares we are registering will be
                                        immediately available for use by us. The proceeds from the sale of the shares we are registering will not be held in escrow. We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.


                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his investment.

Because we are a new company with losses since our formation and we anticipate that we will lose money in the foreseeable future, we may not be able to achieve profitable operations.

We were incorporated in January 1999. As of March 31, 2001, our losses since inception were approximately $491,874. We were originally formed to develop, market and install modifications to aircraft, such as the Boeing 727. We believe that our development and our ability to implement our business plan have been severely hindered by various parties and we recently filed a lawsuit against those parties. See "Legal Proceedings". We have not generated any revenues since our inception and we may not generate any revenues in our current fiscal year. Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot guaranty that unanticipated technical or other problems will not occur which would result in material delays in future product and service commercialization or that our efforts will result in successful product and service commercialization. We cannot guaranty that we will be able to achieve profitable operations.

If we are unsuccessful in our suit against The Boeing Company, CFM International, Inc. and Rolls Royce PLC for unfair competition and antitrust violations, our business will be harmed. On June 30, 2000, we filed a lawsuit against The Boeing Company, a Delaware corporation, CFM International, Inc., a Delaware corporation, and Rolls Royce PLC, a United Kingdom corporation, in the United States District Court for the Central District of California for violations of the Sherman Act ss.ss. 1 and 2, intentional interference with prospective economic relationships and breach of contract. We are seeking actual and economic damages and attorneys' fees and costs.

The outcome of the Boeing litigation is uncertain. Antitrust litigation is particularly complex and can extend for a protracted time, which can substantially increase the cost of such litigation. We do not expect to incur significant legal fees in connection with the Boeing litigation because we retained our legal counsel on a contingency basis. However, we do anticipate that we will incur significant costs in connection with the litigation. Moreover, the Boeing litigation has diverted, and is expected to continue to divert, the efforts and attention of our key management and technical personnel. As a result, our pursuit and potential defense of the Boeing litigation, regardless of its eventual outcome, has been, and will likely continue to be, costly and time consuming. Should the outcome of the Boeing litigation be adverse to us, we may be required to pay the defendants' costs, and we may be unable to carry out our business plan. If we are required to pay significant costs, or are unable to carry out our business plan, our business will be harmed.

Our ability to succeed is uncertain because we currently have limited sources of revenue and minimal marketing activities due to the lack of revenues. Therefore, investors may lose all or part of their investment, if we do not generate revenues.

We have not yet engaged in the marketing of the valve cap technology. Therefore, our only current source of working capital is derived from the sale of our common stock. We have not yet generated any revenues. Our marketing activities are significantly limited and, to fund more sophisticated marketing activities, we need to generate revenues. Based on our interactions with potential customers, we hope that we will generate revenues in the third quarter of 2001.

Our ability to generate revenues and achieve market acceptance is uncertain because our business is based on an untested business plan, which may never be accepted by potential customers.

The sale of the valve cap is a new business. Our failure to market the valve cap successfully so as to achieve market acceptance could significantly affect our ability to succeed which will affect potential investors' ability to sell their shares of common stock. In addition, our inability to generate revenues may cause potential investors to lose all or some of their investment. We cannot guaranty that the valve cap will generate revenues or achieve market acceptance.

Our ability to protect our proprietary technology may be limited, resulting in the unauthorized use of our technology and resulting damages.

We will attempt to protect our proprietary technology through the enforcement of patents and by applying for additional patent protection when appropriate. We exclusively own any and all software and other technology that we develop and we regard such technology as proprietary. We may rely on a combination of patent, trademark and trade secret laws, as well as contractual restrictions on disclosure, copying and distribution, including, but not limited to, confidentiality agreements with our employees and subcontractors, to attempt to protect our intellectual property rights in our products and services. There is a possibility that such patent, trademark and trade secret laws, as well as such confidentiality agreements, may not be enforceable in certain jurisdictions. It may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we regard as proprietary. In addition, because we anticipate distributing our products internationally, the laws of certain countries in which our products may be distributed or utilized may not protect our products and intellectual rights to the same extent as the laws of the United States. We cannot guaranty that third parties will not assert infringement claims against us in the future or that any such assertion will not result in costly litigation or require us to obtain a license to intellectual property rights of third parties. If we are required to obtain such licenses, we cannot guaranty that such licenses will be available on reasonable terms, or at all. Moreover, in the event we were forced to sue third parties for patent infringement or unfair competition, such litigation can be extremely costly and time consuming, resulting in significant adverse consequences to our business and operations, even if we prevail in the lawsuit.

We anticipate that we may need to raise additional capital to market and distribute our valve cap technology and complete our development.

To market and distribute the valve cap technology and complete our development, we may be required to raise additional funds. We believe that we may be able to acquire additional financing at commercially reasonable rates. We cannot guaranty that we will be able to obtain additional financing at commercially reasonable rates. We anticipate that we will spend a lot of funds on the marketing and development of our valve cap technology. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our sales and marketing activities. This would have a material adverse affect on our ability to continue our operations.

We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations or eliminate certain or all of our marketing programs, either of which could have a material adverse affect on our results of operations.

Our officers and directors are engaged in other activities that could have conflicts of interest with us. Therefore, our officers and directors may not devote sufficient time to our affairs.

The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. As a result, conflicts of interest between us and the other activities of those entities may occur from time to time, in that our officers and directors shall have conflicts of interest in allocating time, services, and functions between the other business ventures in which they may be or become involved and our affairs.

Our officers, directors and principal security holders own approximately 93.18% of our outstanding shares of common stock. Such concentrated control allows these shareholders to exert significant influence in matters requiring approval of our shareholders.

Our directors, officers and principal (greater than 5%) security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 93.18% of our outstanding shares of common stock. Torbjorn B. Lundqvist is one of our principal shareholders and also our chief executive officer and one of our directors. Such concentrated control of the company may adversely affect the price of our common stock. Mr. Lundqvist may be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval.

Because we may be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in the high technology sector may have a significant impact on the market price of our shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we lack a public market for shares of our common stock, the offering price of the shares will be arbitrarily determined by the selling security holders. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in the OTC Bulletin Board, an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the offering price of shares of our common stock may be arbitrarily determined by the selling security holders. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be "unsuitable" for a person who cannot afford to lose his entire investment.

We are registering 545,000 shares of common stock owned by our officers and directors. Our officers and directors may sell those shares as soon as possible, which could significantly decrease the price of our common stock and reduce their desire to see us succeed.

Our officers and directors may sell those 545,000 shares immediately after they are registered. In the event that our officers and directors sell those shares, the price of our common stock could decrease significantly. Also, a conflict of interest will occur between their duties to us and their personal interests in selling their shares. We cannot assure you that our officers and directors will not sell those shares as soon as they are registered.

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders. We will receive up to $2,500,000 if all of the shares of common stock offered by us at $2.50 per share are purchased. Assuming all of the shares are purchased, we intend to use all of the proceeds working capital and general corporate purposes.

Determination of Offering Price
-------------------------------

Factors Used to Determine Share Price. The offering price of the 1,000,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

The offering price of the shares being offered by the selling security holders has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our commons stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

Dilution
--------

We are intending to sell 1,000,000 shares of our common stock being registered by this registration statement. We were initially capitalized by the sale of our common stock. The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the price per share. The table assumes all 1,000,000 shares of common stock will be sold.

==================================== ========================================= ====================================== =============
                                                  Shares Issued                         Total Consideration                Price
                                                  -------------                         -------------------              Per Share
                                                                                                                      -------------
                                            Number               Percent             Amount             Percent
------------------------------------ ---------------------- ------------------ ------------------- ------------------ -------------
Private Placement Shareholders         10,055,000 Shares         85.71%              $10,055             0.32%             $0.001
------------------------------------ ---------------------- ------------------ ------------------- ------------------ -------------

Private Placement Shareholders          677,000 Shares            5.77%             $677,000            21.24%              $1.00
------------------------------------ ---------------------- ------------------ ------------------- ------------------ -------------

Purchasers of Shares(1)                1,000,000 Shares           8.52%            $2,500,000           78.44%              $2.50

==================================== ====================== ================== =================== ================== =============

Total                                  11,732,000 Shares          100%             $3,187,055            100%

==================================== ====================== ================== =================== ================== =============

(1)Assumes all the shares offered by us are purchased.

If all of the offered shares of our common stock are not sold, then the impact of dilution on the ownership interests of purchasers of the offered shares will be less; however, the impact of dilution on the value of the shares purchased will be more.

The following table sets forth the difference between the offering price of the shares of our common stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that all of the shares of the common stock offered by us are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of March 31, 2001.

============================================================ ==================
Offering Price                                               $2.50 per share
------------------------------------------------------------ ------------------
Net tangible book value at 3/31/01                           $0.02 per share
------------------------------------------------------------ ------------------
Net tangible book value after giving effect to the offering  $0.25 per share
------------------------------------------------------------ ------------------
Per Share Dilution to New Investors                          $2.25 per share
------------------------------------------------------------ ------------------
Percent Dilution to New Investors                                        90%
============================================================ ==================

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth the number of shares, which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.

================================ ================================= =================================== =============================
Name of Selling Security Holder     Amount of Shares of Common      Amount of Shares of Common Stock     Amount of Shares of Common
                                 Stock Owned by Selling Security      to be Offered by the Selling         Stock Owned by Selling
                                    Holder Before the Offering              Security Holder               Security Holder After the
                                                                                                            Offering is Complete
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Torbjorn B. Lundqvist, chief                10,000,000                          500,000

executive officer, director                                                                                       9,500,000
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Dick Lindholm,
vice president, director                      35,000                             35,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Darle Ford,                                                                                                           0
former officer and director                   8,000                              8,000
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Lyn Rhodes,
spouse of William Rhodes                      10,000                             10,000                               0
president, director
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Gijsbertus Andreas Leonardas
DeJong                                       102,500                            102,500                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Gijsbertus Leonardus DeJong                   72,500                             72,500
                                                                                                                      0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Thiam An Go                                   60,000                             60,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Golden Athletics LLC                          55,000                             55,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Klaus Damsten                                 50,000                             50,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Jan Ter Lak                                   40,000                             40,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Joseph M. Salamone                            32,000                             32,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Doug Watt                                     32,000                             32,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Bart Veldkamp                                 25,000                             25,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Peter Cornelus Bakker                         20,000                             20,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
David Braggalone                              20,000                             20,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Sakri Viklund                                 15,000                             15,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Gary Webber                                   15,000                             15,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Onno DeJong                                   10,000                             10,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Gert-Jan Fleming                              10,000                             10,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Cyrus Partian                                 10,000                             10,000                               0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
George Beers                                  5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
GHE Beltman                                   5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Gerard Bemelman                               5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Hans Bemelman                                 5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Ivo Breukers                                  5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Johannes Coops                                5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Leo DeBruin                                   5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Harry Engwirda                                5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Martin Hersman                                5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Veikko Kantero                                5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Jean Charles Miege                            5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------

-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Harry Persoon                                 5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Andrea Richter                                5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Andries Roem                                  5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Jan Marten Schotsman                          5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Geert Stoker                                  5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Eric Van der Weel                             5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Chris Van Heusden                             5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Erik Van't Hof                                5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Marja-Liisa Wasenius                          5,000                              5,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Henricus Van der Geest                        4,000                              4,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Edward DeJong                                 2,000                              2,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Saskia Gischler                               2,000                              2,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Mieke DeJong                                  1,000                              1,000                                0
-------------------------------- --------------------------------- ----------------------------------- -----------------------------
Ellen Van der Made                            1,000                              1,000                                0
================================ ================================= =================================== =============================

Plan of Distribution
--------------------

We are registering 1,000,000 shares of our common stock in contemplation of offering unrestricted common stock to a limited number of potential purchasers. We have not conducted any discussions or negotiations with potential purchasers for the sale of all or any portion of those 1,000,000 shares of our common stock. There is no minimum number of shares that must be purchased by each prospective purchaser and the maximum number of shares we will sell is 1,000,000. We will not place the funds raised in an escrow account; therefore, all funds will be available for immediate utilization.

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and o privately negotiated transactions.

The shares of common stock being offered by the selling security holders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration or qualification.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions. In the event that a broker-dealer is added as a formal participant to the marketing effort of the selling security holders, we will file a post effective amendment to disclose such event.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time, except for the following:

On June 30, 2000, we filed a lawsuit against The Boeing Company, a Delaware corporation, CFM International, Inc., a Delaware corporation, and Rolls Royce PLC, a United Kingdom corporation, in the United States District Court for the Central District of California, Western Division (Case # 00-07157) for violations of the Sherman Act ss.ss. 1 and 2, intentional interference with prospective economic relationships and breach of contract. We are seeking actual and economic damages and attorneys' fees and costs. We believe that our claims have merit and intend to vigorously prosecute our claims against the defendants.

The outcome of the Boeing litigation is uncertain. Antitrust litigation is particularly complex and can extend for a protracted time, which can substantially increase the cost of such litigation. We do not expect to incur significant legal fees in connection with the Boeing litigation because we retained our legal counsel on a contingency basis. However, we do anticipate that we will incur significant costs in connection with the litigation. Moreover, the Boeing litigation has diverted, and is expected to continue to divert, the efforts and attention of our key management and technical personnel. As a result, our pursuit and potential defense of the Boeing litigation, regardless of its eventual outcome, has been, and will likely continue to be, costly and time consuming. Should the outcome of the Boeing litigation be adverse to us, we may be required to pay the defendants' costs, and we may be unable to carry out our business plan. If we are required to pay significant costs, or are unable to carry out our business plan, our business will be harmed.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into employment agreements with each of our key executives. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

Our directors and principal executive officers are as specified on the following table:

======================== ============ =========================================
Name                         Age      Position
------------------------ ------------ -----------------------------------------
Torbjorn B. Lundqvist        49       Chairman and Chief Executive Officer
------------------------ ------------ -----------------------------------------
Dick G. Lindholm             51       Vice President
------------------------ ------------ -----------------------------------------
William S. Rhodes            50       President
======================== ============ =========================================

Torbjorn B. Lundqvist. Mr. Lundqvist has been our chief executive officer and the chairman of our board of directors since our inception. Mr. Lundqvist has been primarily responsible for the formation and development to date of Aviation Upgrade Technologies, Inc. Mr. Lundqvist has had vast experience in international business. His strength is managing and developing new ventures and ideas. Mr. Lundqvist was born in Helsinki, Finland in 1952. After serving as a transportation officer during his mandatory service in the Finnish army, he owned and managed several companies in Finland, including companies involved in remodeling and manufacturing. Since 1982, Mr. Lundqvist has been owner and president of Minitec Marketing, Inc. which is an import and export firm. Among other things, Minitec invented, patented and manufactured a Power Take Out for 4-wheel drive GM vehicles. The product was developed to suit a niche market in Finland. Since 1989 he has also been owner and president of Minitec Motors, Inc., USA, a car dealership specializing in exporting cars to niche markets. Mr. Lundqvist is not an officer or director of any other reporting company.

Dick G. Lindholm. Mr. Lindholm has been our vice president and one of our directors since December 1999. Mr. Lindholm is known in the aircraft industry as a problem solver and skillful negotiator, including experience dealing with clients, suppliers and labor unions. He has over thirty years aviation experience, primarily in rotorcraft. He has thirty years flying experience with over 8000 flying hours. From 1976 until 1985, he was president of Helikopteripalvelu, the leading helicopter company in Finland. From 1985 until 1993, he held various duties as a pilot for Helikopter Service A/S. From 1993 until 1997, he was managing director of Helifyg AB, the leading helicopter operator in Sweden. From 1997 to March 1999, he was area manager, Nordic Countries, of Helicopter Service A/S, the world's leading helicopter company. From March to November 1999, Mr. Lindholm has been vice president of business development for Copter Action Oy, Finland. Since December 1999, Mr. Lindholm has been vice president of flight operations for SHT AB of Finland, a company responsible for development of the helicopter emergency medical service in the country. Mr. Lindholm was born in 1950 and resides in Espoo, Finland. Mr. Lindholm is not an officer or director of any other reporting company.

William S. Rhodes. Mr. Rhodes has been our president and one of our directors since August 2000. Mr. Rhodes is well known in commercial aircraft, military aircraft and third party aircraft maintenance. Mr. Rhodes has been intimately involved in the managing, planning and production of commercial aircraft modification and maintenance of transport aircraft for twenty-three years. His maintenance management experience has been with air carriers including

American, Continental, Hawaiian, United, and U.S. Air. Mr. Rhodes has been involved in the day-to-day management in DOD contracts with NAVAIR, and ARL for a period of fifteen years including mission specific requirements for the secretary of defense and chief of naval operations. Mr. Rhodes has held positions with aircraft corporations including Beech Aircraft, Garrett Aviation, Tracor Aviation, Rogerson Aircraft, Dynair, and Avtel Services. These positions have ranged from program manager to senior vice president in technical and administrative management fields. Mr. Rhodes is a currently licensed A&P whose aviation work experience started in the U.S. Marines in 1968, and education is in engineering and business administration. Mr. Rhodes currently resides in San Bernardino County, California. Mr. Rhodes is not an officer or director of any other reporting company.

There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 29, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class       Name and Address of Beneficial Owner       Amount and Nature of Beneficial         Percent of Class
                                                                Owner
-----------------    --------------------------------------     ------------------------------------    --------------------
Common Stock         Torbjorn B. Lundqvist,                     10,000,000 shares, chief executive           93.18%
                     24040 Camino Del Avion, #A303              officer, chairman of board of
                     Monarch Beach, California 92629            directors

Common Stock         Dick G. Lindholm                           35,000 shares, vice president,               0.003%
                                                                director


Common Stock         William S. Rhodes*                         10,000 shares, president, director           0.001%


Common Stock                                                    All directors and named executive            93.184%
                                                                officers as a group

* William S. Rhodes is the beneficial owner of 10,000 shares of common stock through his spouse Lyn Rhodes.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of Securities
-------------------------

We are authorized to issue 100,000,000 shares of $.001 par value common stock. As of May 29, 2001, 10,732,000 shares of our common stock were issued and outstanding. We have also authorized the issuance of 51,000 shares to two individuals pursuant to the licensing agreement for the electronic tire valve cap; however, those shares have not been issued. No preferred stock is authorized.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No "expert" or our "counsel" was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
------------------------------------------------------------------------

Section 6 of our Bylaws provide, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization Within Last Five Years
-----------------------------------

Transactions with Promoters. Torbjorn B. Lundqvist was our promoter. In January 1999, we issued 10,000,000 shares of our common stock to Torbjorn B. Lundqvist in exchange for their services relating to founding and organizing the business. Those services provided to were valued at $10,000.

Description of Business
-----------------------

Our Background. We were incorporated in Nevada on January 8, 1999. We have had no revenue from operations since inception and no current customers. There has not been any bankruptcy filing, receivership or any similar proceeding since our inception. There has been no reclassification, merger or consolidation since our inception. There has been no purchase or sale of a significant amount of assets that were not in the ordinary course of our business.

Our Business. We were originally formed to develop, market and install modifications to aircraft, such as the Boeing 727, which were designed to improve and extend the economic life of these aircraft by bringing them into compliance with strict noise and emission control levels as they became mandatory in the years ahead.

With expected financing of $12.3 million from the sale of stock, contributions by third party suppliers and the use of two initial aircraft by one airline, we expected to have sufficient capital resources to cover establishment of our management and operational infrastructure and the launching of our business plan. In mid-1999, however, after months of negotiations with a number of aircraft engine manufacturers for the purchase of new engines, each company withdrew at the last minute from executing a final contract. We believe the withdrawals were the result of pressure from a major aircraft manufacturer fearing a reduction in the sale of new aircraft if the lives of existing aircraft were significantly increased as proposed by us. On June 30, 2000, we filed a lawsuit against The Boeing Company, a Delaware corporation, CFM International, Inc., a Delaware corporation, and Rolls Royce PLC, a United Kingdom corporation, in the United States District Court for the Central District of California, Western Division (Case # 00-07157) for violations of the Sherman Act ss.ss. 1 and 2, intentional interference with prospective economic relationships and breach of contract. We are seeking actual and economic damages and attorneys' fees and costs. We believe that our claims have merit and intend to vigorously prosecute our claims against the defendants.

The outcome of the Boeing litigation is uncertain. Antitrust litigation is particularly complex and can extend for a protracted time, which can substantially increase the cost of such litigation. We do not expect to incur significant legal fees in connection with the Boeing litigation because we retained our legal counsel on a contingency basis. However, we do anticipate that we will incur significant costs in connection with the litigation. Moreover, the Boeing litigation has diverted, and is expected to continue to divert, the efforts and attention of our key management and technical personnel. As a result, our pursuit and potential defense of the Boeing litigation, regardless of its eventual outcome, has been, and will likely continue to be, costly and time consuming. Should the outcome of the Boeing litigation be adverse to us, we may be required to pay the defendants' costs, and we may be unable to carry out our business plan. If we are required to pay significant costs, or are unable to carry out our business plan, our business will be harmed.

In its efforts to continue business development, we evaluated several businesses for purchase during the latter half of 1999 and throughout 2000, including an aircraft maintenance company and an aircraft leasing company specializing in cargo aircraft, none of which came to fruition. We have entered into a licensing and development agreement with our founder and majority stockholder for the marketing rights for an electronic tire valve cap for airplanes and automobiles that blinks if the tire pressure falls below an initially calibrated level.

Our Products. We were originally formed for re-engining and upgrading of the Boeing 727. Our only product consisted of installing two Rolls Royce RB211-535E4 or CFM56-5C4 power plants into the Boeing 727 aircraft, with primary emphasis upon the Boeing 727-200 advanced version of this aircraft, since this would be the most conducive for these modifications. The re-engining of these aircraft was to consist of removing the original three JT8D engines and replacing them with two Rolls Royce RB211-535E4 or CFM56-5C4 power plants. In effect, two modern high bypass power plants would have worked in place of the original installation of three low bypass ratio engines. Due to the unwillingness of the third party suppliers to execute their contracts with us, we are currently in the process of litigating the matter in antitrust court. See "Legal Proceedings".

Air Alert Valve Cap. We currently license the marketing rights for an electronic tire valve cap that may be used on both airplanes and automobiles. The product provides early warning of low pressure in tires, which we believe will lead to safer travel in these vehicles and better fuel efficiency in automobiles. Once the tire is inflated to the appropriate pressure, the initial tightening of the cap onto the valve sets the pressure inside a control chamber in the valve cap equal to the pressure in the tire. If the pressure in the tire drops by more than approximately two pounds per square inch, a red light will blink to indicate the need to check the tire pressure.

Manufacturing. We anticipate that we will contract with third parties to manufacture the Air Alert Valve Cap. We currently do not have a relationship with any third party to manufacture the valve cap. If we are unable to find third party to manufacture the valve cap, we will need to develop other sources of revenue.

Our Target Markets and Marketing Strategy. We believe that our primary target market will consist of automobile manufacturers and tire manufacturers. We believe that the potential market for the tire valve cap is extremely large. The requirement for a warning system to detect tire pressure is currently under consideration in the automobile industry. We believe that the valve cap technology could become standard equipment on all new vehicles sold in the United States and all over the industrialized world in the years ahead, in addition to being added to existing and replacement tires. If mass-produced, the cost of this product is expected to be less than $1.00 each, which we believe will allow for a significant profit margin for each product sold.

Our Competition. In the re-engineering project, we had a direct competitor in terms of a re-engineering company, the Aerospace Division of B.F. Goodrich Co. Due to the unwillingness of the third party suppliers to execute their contracts with us, we are not currently pursuing this business. See "Legal Proceedings".

Competition for the electronic tire valve cap is limited. To our knowledge, there is only one mechanical tire valve cap on the market. Our review and testing of this product has indicated to us that it is unreliable and inefficient due to its mechanical nature. Other solutions to the tire pressure problem facing the industry are currently directed toward interior warning signals, which are significantly more expensive than our tire valve cap, and therefore, not considered direct competition.

Patents and Proprietary Rights. We do not presently own any patents, trademarks, licenses, concessions or royalties. Our success, however, depends in part on the ability of our founder to obtain United States and foreign patent protection for the tire valve cap, which is currently in process, preserve our trade secrets, and operate without infringing upon the proprietary rights of third parties.

We cannot guaranty, however, that any patents will be issued for the product or that, if issued, the breadth or degree of protection of these patents will be adequate to protect our interests. In addition, we cannot guaranty that others will not independently develop substantially equivalent proprietary information or obtain access to our know-how. Further, we cannot guaranty that others will not be issued patents which may prevent the sale of our products or require licensing and the payment of significant fees or royalties by us in order for us to be able to carry on our business. Finally, we cannot guaranty that the products of others will not infringe any patents issued to or licensed by us. Defense and prosecution of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable to us. If the outcome is adverse, it could subject us to significant liabilities to third parties, require us to obtain licenses from third parties or require us to cease our marketing activities.

Government Regulation. The following does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the alternative transportation fuel industry. The following attempts to identify those aspects that could affect our business. Other existing legislation and regulation and, in many jurisdictions, state and local franchise requirements, are currently the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could also affect our method of operation or the methods of industries in which we are involved.

The Department of Transportation, the National Highway Traffic Safety Administration and other regulatory and administrative agencies have established standards for automotive and tire products and processes, which require the maintenance of certain records and provide for unscheduled inspections of facilities. Our products may be considered within the scope of such regulation and in such event, we will have to comply with those agency standards. In particular, the National Highway Traffic Safety Administration has established standards regarding the shape, size, and performance requirements of warning devices, as well as standards relating to tire manufacturing, maintenance and repair.

State, local and foreign governments have also adopted regulations relating to the manufacture and marketing of automotive and tire products. We cannot guaranty that our products will be in material compliance with all applicable regulations, which could have a material adverse impact on our business, financial conditions and results of operations. Any future violation of, and the cost of compliance with, these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Insurance. We are investigating the availability of product liability insurance for our products and intend to obtain product liability coverage, if available, on terms acceptable to us. However, we cannot guaranty that product liability insurance will be available to us on terms that we can afford, or at all, or that we will ever obtain such insurance.

Our Research and Development. We are not currently conducting any research and development activities, other than those activities related to the licensing agreement for electronic valve cap. We paid $6,410.34 to Torbjorn B. Lundqvist, our chief executive officer and one of our directors, to reimburse Lundqvist for research and development costs previously incurred by Lundqvist. During the license period and any renewals period, we will pay fees, expenses and costs related to product development and any application for patents and trademarks. Our obligation to pay such development costs shall not exceed $50,000.

Employees. As of May 29, 2001, we have one full time employee and two part time employees. We anticipate that we will not hire any employees in the next six months, unless we generate significant revenues. We believe our future success depends in large part upon the continued service of our key senior management personnel and our ability to attract and retain managerial personnel.

Facilities. Our executive, administrative and operating offices are located in approximately 400 square feet of office space for which we pay $1,500 per month.

Management's Discussion and Analysis of Financial Condition and Results of Operations
---------------------------------------------------------------------------

General. We have had no revenue from operations. Our primary activities in 1999 consisted of interviewing and making decisions on key personnel, locating possible facilities for the original business plan of upgrading Boeing 727 aircraft, and making contact with and engaging various persons with requisite engineering, financing, accounting or legal expertise. Since the untimely halt of that plan, we have continued our business development efforts in 2000 by evaluating several businesses in the airline industry, including an aircraft maintenance company and an aircraft leasing company specializing in cargo aircraft. Ultimately, none of these deals was economically feasible for us. In addition, in 2000, we filed an antitrust lawsuit against the third party suppliers and aircraft manufacturer involved in our original business plan. Efforts in the pursuit of this lawsuit could adversely affect the amount of time available for business development, however, a positive outcome could provide a significant cash infusion for us. In April 2001, we acquired the marketing rights to an electronic tire valve cap for airplanes and automobiles that blinks if the tire pressure falls below an initially calibrated level.

For the three months ended March 31, 2001, compared to the three months ended March 31, 2000.

Liquidity and Capital Resources. For the three months ended March 31, 2001, we generated no revenues and $71,000 of working capital from the sale of securities. The cash on hand as of March 31, 2001 was $212,643, up from zero at March 31, 2000. Total current liabilities were $15,517 as of March 31, 2001, a decrease over the prior year of $65,788, due to payments to vendors from cash received from the sale of common stock. As of March 31, 2001, we had an accumulated deficit of $491,874. The amount of expenditures required to maintain operations and to continue business development has been estimated at $31,500 per month.

Results of Operations. During the three months ended March 31, 2001 and the period ended March 31, 2000, we generated no revenues. Total operating expenses for the three months ended March 31, 2001 were $102,344, compared to total operating expenses for the period ended March 31, 2000 of $9,124. The increase resulted primarily from payroll costs, accounting and auditing expenses related to bringing us into compliance with SEC reporting requirements. In addition, there were legal expense reimbursements paid during the quarter ended March 31, 2001 that were not incurred during the same period in the prior year. In the three months ended March 31, 2001, our net loss was $100,710, compared to a loss of $11,279 for the prior year period.

Total liabilities have decreased $50,271 from $65,788 at March 31, 2000 to $15,517 at March 31, 2001 resulting from payments to vendors from working capital raised.

For the fiscal year ended December 31, 2000, compared to the fiscal year ended December 31, 1999.

Liquidity and capital resources. As of December 31, 2000, we had cash in the amount of $242,967, a significant increase from zero as of December 31, 1999. Stock subscriptions receivable amounted to $43,000 as of December 31, 2000, all of which was received in January 2001. Total current liabilities were $59,131 as of December 31, 2000, a slight increase over the prior year balance of $54,509, due to accrued payroll taxes. As of December 31, 2000, we had an accumulated deficit of $391,164. In the absence of any sales or profits, we shall continue to seek funding to meet our working capital needs through the sale of our securities. The amount of expenditures required to maintain operations and to continue business development has been estimated at $31,500 per month. We cannot guaranty that our current capital resources will fund our expenses until we generate revenues from the electronic tire valve cap.

Results of operations. We have generated no revenues since our inception. Total operating expenses for the year ended December 31, 2000 were $253,148 compared to total operating expenses for the period from January 8, 1999 (date of inception) to December 31, 1999 of $125,674. The increase resulted primarily from investor relations, directors' fees, and other consulting expenses recorded for stock issued for these services in 2000. In the year ended December 31, 2000, our net loss was $261,655, compared to a loss of $129,509 for the prior period.

Total liabilities have increased $4,622 from $54,509 at December 31, 1999 to $59,131 at December 31, 2000 resulting from accrued payroll taxes owing at December 31, 2000.

Our plan of operation for the next 12 months. On June 30, 2000, we filed a lawsuit against The Boeing Company, a Delaware corporation, CFM International, Inc., a Delaware corporation, and Rolls Royce PLC, a United Kingdom corporation, in the United States District Court for the Central District of California, Western Division (Case # 00-07157) for violations of the Sherman Act ss.ss. 1 and 2, intentional interference with prospective economic relationships and breach of contract. We are seeking actual and economic damages and attorneys' fees and costs.

The outcome of the Boeing litigation is uncertain. Antitrust litigation is particularly complex and can extend for a protracted time, which can substantially increase the cost of such litigation. We do not expect to incur significant legal fees in connection with the Boeing litigation because we retained our legal counsel on a contingency basis. However, we do anticipate that we will incur significant costs in connection with the litigation. Moreover, the Boeing litigation has diverted, and is expected to continue to divert, the efforts and attention of our key management and technical personnel. As a result, our pursuit and potential defense of the Boeing litigation, regardless of its eventual outcome, has been, and will likely continue to be, costly and time consuming. Should the outcome of the Boeing litigation be adverse to us, we may be required to pay the defendants' costs, and we may be unable to carry out our business plan. If we are required to pay significant costs, or are unable to carry out our business plan, our business will be harmed.

Our plan of operation is materially dependent on the outcome of the Boeing litigation and our ability to generate revenues from the electronic tire valve cap. We have acquired the marketing rights to the electronic tire valve cap. We believe that sales of the valve cap could potentially generate significant revenues. However, we do not anticipate that we will be able to generate significant revenues in the next twelve months. We can make no prediction as to when, if ever, it will be able to conduct our operations on a profitable basis.

We have acquired the marketing rights to the electronic tire valve cap. We may need to raise additional capital to market, promote and sell the electronic tire valve caps. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for its expenses. Our belief that our officers and directors will pay our expenses is based on the fact that our officers and directors have a significant equity interest in us. We believe that our officers and directors will continue to pay our expenses as long as they maintain a significant equity interest in us.

We are not currently conducting any research and development activities, other than those activities related to the licensing agreement for electronic valve cap. We paid $6,410.34 to Torbjorn B. Lundqvist, our chief executive officer and one of our directors, to reimburse Lundqvist for research and development costs previously incurred by Lundqvist. During the license period and any renewals period, we will pay fees, expenses and costs related to product development and any application for patents and trademarks. Our obligation to pay such development costs shall not exceed $50,000.

We do not anticipate that we will purchase or sell any significant equipment in the next six to twelve months.

We not anticipate any significant changes in the number of employees. The loss of key employees could have a material adverse effect upon our operations.

Description of Property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:

================================== ========================= =========================== ==========================
Property                                March 31, 2001           December 31, 2000           December 31, 1999
---------------------------------- ------------------------- --------------------------- --------------------------
Cash                                               $212,643                    $242,967                         $0
---------------------------------- ------------------------- --------------------------- --------------------------
Property and Equipment, net                              $0                          $0                         $0
================================== ========================= =========================== ==========================

Our facilities. Our chief executive officer, founder and majority stockholder provides approximately 400 square feet of office space through his privately held marketing company for which we pay $1,500 per month.

Certain Relationships and Related Transactions
----------------------------------------------

Conflicts related to other business activities. The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other entities may occur from time to time.

In addition to serving as our chief executive officer and chairman of our board of directors, Mr. Lundqvist is the president and a director of Minitec Marketing, Inc., a California corporation and an importer and exporter of products. Mr. Lundqvist currently devotes approximately 8% of his time to Minitec Marketing, Inc. Mr. Lundqvist is the president and a director of Minitec Motors, Inc., a California corporation. Mr. Lundqvist currently devotes approximately 2% of his time to Minitec Motors, Inc. We do not believe that we have any conflicts of interest with the business or industry of Minitec Marketing, Inc., other than Mr. Lundqvist's duty to provide management and services.

In addition to serving as our officers and director, Mr. Rhodes and Mr. Lindholm currently devote a significant portion of their time to other companies. We do not believe that we have any conflicts of interest with the business or industry of those companies, other than their duties to provide management and services.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Related party transactions.

Mr. Lundqvist, our chief executive officer and director and principal shareholder, provides substantially all the assets used by us, including our 400 square feet of office space, through Minitec Marketing, Inc., his privately held marketing company. We have reimbursed this entity $1,500 per month for the use of this space.

On May 31, 2000, we entered into an employment agreement with Mr. Lundqvist to employ him as our chief executive officer. The agreement, which has an initial term of two years, provides for an annual base salary of $140,000 effective June 1, 2000, adjustable annually at the discretion of our board of directors. The agreement also provides for an annual cash salary incentive equal to 3% of adjusted net profits beginning with the year ended December 31, 2001.
We entered into a license agreement with Torbjorn B. Lundqvist, to license the marketing rights for the tire valve technology. We paid $6,410.34 to Lundqvist to reimburse Lundqvist for research and development costs previously incurred by Lundqvist. We will issue 50,000 shares to Claes Grondahl for his efforts in co-designing the product with Lundqvist and 1,000 shares to Doug Watt for the name "Air Alert Valve Cap". During the license period and any renewals period, we will pay fees, expenses and costs related to product development and any application for patents and trademarks. Our obligation to pay such development costs shall not exceed $50,000.

Mr. Lundqvist was issued 10,000,000 shares of our common stock in exchange for services relating to founding and organizing the business, which were valued at $10,000. In addition, during the period ended December 31, 1999, Mr. Lundqvist, our chief executive officer and director and principal shareholder, paid for various goods and services relating to our operations.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to security holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. We have delivered an annual report to security holders for the year ended 2000, we intend to provide an annual report to our security holders, which will include audited financial statements.

We are a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

As of May 29, 2001, there were 45 record holders of our common stock.

As of May 29, 2001, there are 527,000 outstanding warrants to purchase shares of our common stock. Each warrant entitles the holder the right to purchase of an additional share of common stock at $0.10 per share. These warrants expire three years from the date of issuance.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny stock regulation. Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o    a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

During fiscal year 1999, our chief executive officer did not receive any compensation. During fiscal year 2000, our chief executive officer received compensation of $81,667. During fiscal year 2001, our chief executive officer will receive compensation of $140,000. None of our other officers or directors has been paid any compensation.

Compensation of directors. Our directors who are also our employees receive no extra compensation for their service on our Board of Directors.

Employment contracts. On May 31, 2000, we entered into an employment agreement with Mr. Lundqvist to employ him as our chief executive officer. The agreement, which has an initial term of two years, provides for an annual base salary of $140,000 effective June 1, 2000, adjustable annually at the discretion of the board of directors. Among other provisions, the agreement also provides for an annual cash salary incentive equal to 3% of adjusted net profits beginning with the year ended December 31, 2001. The "adjusted net profit" shall be our net profit before federal and state income taxes, determined in accordance with generally accepted accounting principles by our independent accounting firm and adjusted to exclude:

o any incentive salary payments paid pursuant to this employment agreement; o any contributions to pension and/or profit sharing plans; o any extraordinary gains or losses; o any refund or deficiency of federal and state income taxes paid in a prior year; and o any provision for federal or state income taxes made in prior years which is subsequently determined to be unnecessary.

The maximum incentive salary payable for any given year may not exceed 400% of the then applicable base salary.

Financial Statements

                       AVIATION UPGRADE TECHNOLOGIES, INC.

                                  BALANCE SHEET
                                   (Unaudited)

                                 MARCH 31, 2001


                                     ASSETS

CURRENT ASSETS
   Cash                                                       $        212,643
   Prepaid expenses                                                     10,000
                                                             -----------------

     Total current assets                                              222,643

OTHER ASSETS                                                                 0
                                                             -----------------

     Total assets                                             $        222,643
                                                             =================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable                                           $          8,942
   Due to related party                                       $          6,575
                                                              ----------------

     Total current liabilities                                          15,517
                                                              ----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
   Common stock, $0.001 par value; 100,000,000 shares authorized;
     10,732,000 shares issued and outstanding at
     March 31, 2001                                                     10,732
   Additional paid-in capital                                          688,268
   Accumulated deficit                                                (491,874)
                                                              ----------------

     Total stockholders' deficit                                       207,126
                                                              ----------------

     Total liabilities and stockholders' deficit              $        222,643
                                                              ================

















            See the accompanying notes to these financial statements

                       AVIATION UPGRADE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)






                                             Three Months        Three Months
                                                 Ended               Ended
                                               March 31,           March 31,
                                                 2001                2000
                                           ----------------    -----------------

REVENUES                                   $              0    $              0

COST OF SALES                                             0                   0
                                           ----------------    -----------------

GROSS PROFIT (LOSS)                                       0                   0
                                           ----------------    -----------------

OPERATING EXPENSES
   General and administrative
   ($4,500 of rent per quarter was paid
    to a related party)                             100,768               9,124
                                           ----------------    -----------------

LOSS FROM OPERATIONS                               (100,768)             (9,124)
                                           ----------------    -----------------

OTHER INCOME (EXPENSE)
   Interest expense                                       0              (2,155)
   Interest income                                    1,634                   0
   Other                                                  0                   0
                                           ----------------    -----------------

                                                      1,634              (2,155)
                                           ----------------    -----------------

NET LOSS BEFORE PROVISION FOR TAXES                 (99,134)            (11,279)

PROVISION FOR TAXES                                  (1,576)                  0
                                           -----------------   -----------------

NET LOSS                                   $       (100,710)   $        (11,279)
                                           ================    =================


BASIC AND DILUTED LOSS PER SHARE           $         (0.01)    $         (0.00)
                                           ===============     =================

WEIGHTED AVERAGE SHARES OUTSTANDING              10,694,944          10,000,000
                                           ================    =================














            See the accompanying notes to these financial statements

                       AVIATION UPGRADE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)





                                                                                    Three Months       Three Months
                                                                                        Ended              Ended
                                                                                      March 31,          March 31,
                                                                                        2001               2000
                                                                                  ----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                      $       (100,710)   $        (11,279)
   Adjustments to reconcile net loss to net cash used in operating activities
     Changes in operating liabilities
       Accounts payable                                                                     5,203
       Due to related party                                                                 1,288              11,279
       Accrued payroll and related expenses                                               (50,105)
                                                                                ------------------

         Net cash used in operating activities                                           (144,324)                  0
                                                                                 -----------------   ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock                                                 114,000                   0
                                                                                -----------------   -----------------

         Net cash provided by financing activities                                        114,000                   0
                                                                                -----------------   -----------------

NET CHANGE IN CASH                                                                        (30,324)                  0

CASH, beginning of period                                                                 242,967                   0
                                                                                 ----------------    ----------------

CASH, end of period                                                              $        212,643    $              0
                                                                                 ================    ================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the period for interest                                      $              0    $          2,155
   Cash paid during the period for taxes                                         $          1,576    $              0


















            See the accompanying notes to these financial statements

36

                       AVIATION UPGRADE TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000


NOTE 1 - MANAGEMENT'S REPRESENTATION

         The financial statements included herein have been prepared by Aviation Upgrade Technologies, Inc. ("AUT"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures and adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation have been included. The interim results are not necessarily indicative of the results for the full year.


NOTE 2 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Business - Aviation Upgrade Technologies, Inc. ("AUT" or the "Company") is a Nevada corporation, organized on January 8, 1999. The primary purpose for the Company was to develop, market and install modifications to aircraft, such as the Boeing 727, which were designed to improve and extend the economic life of these aircraft by bringing them into compliance with strict noise and emission control levels as they became mandatory in the years ahead.

         In mid-1999, however, after months of negotiations with a number of aircraft engine manufacturers for the purchase of new engines, each company withdrew at the last minute from executing a final contract. AUT believes the withdrawals were the result of pressure from a major aircraft manufacturer fearing a reduction in the sale of new aircraft if the lives of existing aircraft were significantly increased as proposed by AUT. AUT has retained a prominent antitrust law firm on a contingency basis and on June 30, 2000, AUT filed a lawsuit against these companies, including the aircraft manufacturer.

         In its efforts to continue business development, AUT evaluated several businesses for purchase during the latter half of 1999 and throughout 2000, including an aircraft maintenance company and an aircraft leasing company specializing in cargo aircraft, none of which came to fruition.

         In April 2001, AUT signed a licensing agreement with its founder and majority shareholder for the worldwide marketing rights for an electronic tire valve cap that may be used on both airplanes and automobiles. The product provides early warning of low pressure in tires, which we believe will lead to safer travel in these vehicles and better fuel efficiency in automobiles. Once the tire is inflated to the appropriate pressure, the initial tightening of the cap onto the valve sets the pressure inside a control chamber in the valve cap equal to the pressure in the tire. If the pressure in the tire drops by more than approximately two pounds per square inch, a red light will blink to indicate the need to check the tire pressure. The licensing agreement calls for the reimbursement of research and development costs incurred by its founder and the payment of ongoing development costs during the term of the agreement. In addition, AUT will also issue 50,000 shares of its common stock to one individual for efforts in co-designing the product and another 1,000 shares of common stock to another individual for naming the product.

         Going Concern - AUT hopes to obtain revenues from future product sales, but there is no commitment by any person for purchase of the Company's potential product. In the absence of significant sales and profits, the Company may seek to raise additional funds to meet its working capital needs principally through the additional sales of its securities. However, there is no assurance that the Company will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to the Company.

         These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Equipment - During the three months ended March 31, 2001, AUT purchased an insignificant amount of equipment. The Company elected to expense these purchases immediately.

         Common Stock Issued for Services Rendered - AUT periodically issued common stock for services rendered. Common stock issued is valued at the estimated fair market value, as determined by management and the board of directors of the Company. Management and the board of directors consider, recent stock offering prices and other factors in determining fair market value for purposes of valuing the common stock. For the quarter ended March 31, 2001, AUT issued 1,500 shares of common stock in connection with sales of stock.

         Basic and Diluted Loss Per Share - The Company has adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). Basic and diluted loss per share were computed based on the weighted average number of shares outstanding for the period. Basic and diluted loss per share are the same, as the effect of warrants on loss per share are antidilutive and thus not included in the diluted loss per share calculation.

         Income Taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered. At March 31, 2001 and 2000, the Company's only deferred tax item was capitalized start-up costs. Due to the lack of operations, no deferred tax benefit has been recognized for this deferred tax asset.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Risks and Uncertainties - AUT is a start up company subject to the substantial business risks and uncertainties inherent to such an entity, including the potential risk of business failure.

         Start Up Activities - The Company has adopted Statement of Position No. 98-5 ("SOP 98-5"), "Reporting the Costs of Start-Up Activities." SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs as those costs are incurred.


NOTE 3 - COMMITMENTS

         Operating Lease - AUT has no operating leases. The Company's founder and majority stockholder provides approximately 400 square feet of office space for its use through his privately held marketing company.

         Rent expense was $4,500 and $4,500 for the quarters ended March 31, 2001 and 2000, respectively.

NOTE 4 - WARRANTS

         For quarter ended March 31, 2000, the Company had not issued any warrants in connection with the sale of its common stock to investors. For the quarter ended March 31, 2001, for each share of stock sold at $1.00, a warrant was issued for the purchase of an additional share of common stock at $0.10. These warrants expire three years from the date of issuance.

         The following represents a summary of the warrants outstanding:

                                                            March 31, 2000                     March 31, 2000
                                                   -------------------------------    -------------------------------
                                                                         Wtd Avg                           Wtd Avg
                                                       Shares           Ex Price          Shares          Ex Price
                                                  --------------    -------------    --------------   --------------
         Outstanding, beginning of period                 456,000    $        0.10            20,000   $         0.10

         Granted                                           71,000             0.10                 0                0
         Expired/forfeited                                      0                0                 0                0
                                                   --------------    -------------    --------------   --------------

         Outstanding, end of period                       527,000    $        0.10            20,000   $         0.10
                                                   ==============    =============    ==============   ==============

         Weighted average fair value of warrants granted             $        0.10                     $         0.10
                                                                     =============                     ==============

         The outstanding warrants at March 31, 2001 and 2000 are all held by stockholders.


NOTE 5 - STOCKHOLDERS' DEFICIT

         Holders of the common stock do not have preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available therefore when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. The Board of Directors is authorized to issue additional shares of common stock on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

         Each holder of common stock is entitled to one vote per share, either in person or by proxy, on all matters that may be voted on by the owners thereof at meetings of the stockholders. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors that can elect all the directors and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

         All of the Company's common stock is held by insiders and persons who acquired shares in private offerings. These are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. The Company has not declared or paid any dividends on its common stock to date and there is no assurance that the Company will ever be able to pay dividends in the future.

         In 2000, AUT commenced a Regulation D, Rule 506 Offering ("Rule 506 Offering") of the common stock in the United States and a Regulation S offering of common stock overseas. During the quarter ended March 31, 2001 as part of the Regulation S offering, the Company issued 71,000 shares of common stock for aggregate cash consideration of $71,000. The Company also received payment of $43,000 for 43,000 shares of subscribed stock receivable.

NOTE 6 - LOSS PER SHARE

         The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations:


                                                         Three Months        Three Months
                                                             Ended               Ended
                                                           March 31,           March 31,
                                                             2001                2000
                                                       ----------------    -----------------
Numerator for basic and diluted loss per share
  Net loss                                             $       (100,710)   $        (11,279)
                                                       ================    =================

Denominator for basic and diluted loss per share
  Weighted average shares                                    10,694,944          10,000,000
                                                       ================    =================

Basic and diluted loss per share
  Net loss                                             $         (0.01)    $         (0.00)
                                                       ================     ================


NOTE 7 - RELATED PARTY TRANSACTIONS

         Since its inception, AUT has not generated sufficient working capital to cover the cost of its operations. Therefore, its founder and Chief Executive Officer has provided working capital and substantially all its assets, including 400 square feet of office space, through his privately held marketing company. All amounts advanced to AUT are reflected in due to related party and amount to $6,575 and $65,788 as of March 31, 2001 and 2000, respectively.



Independent Auditors' Report..........................................................................32

Balance Sheets as of December 31, 2000 and 1999.......................................................33

Statements of Operations for the year ended December 31, 2000 and for the period
   January 8, 1999 (inception) through December 31, 1999..............................................34

Statements of Stockholders' Equity (Deficit) for the year ended December 31, 2000 and for the period January 8, 1999 (inception) through December 31, 1999...............................35

Statements of Cash Flows for the year ended December 31, 2000 and for the period
   January 8, 1999 ( inception) through December 31, 1999.............................................36

Notes to Financial Statements ...................................................................37 - 41


                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors and  Stockholders  of AVIATION  UPGRADE  TECHNOLOGIES,
Inc.



     We have audited the accompanying balance sheets of Aviation Upgrade Technologies, Inc. (the "Company") as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2000 and for the period January 8, 1999
(inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Upgrade Technologies, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the period January 8, 1999 (inception) through December 31, 1999 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is a start up company which has experienced significant losses since inception with no revenues. These factors and other factors discussed in Note 1 to the financial statements raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                          Lesley, Thomas, Schwarz & Postma, Inc.
                                          A Professional Accountancy Corporation

Newport Beach, California
January 11,  2001

                       AVIATION UPGRADE TECHNOLOGIES, INC.

                                 BALANCE SHEETS


                                     ASSETS

                                                                                            December 31,
                                                                                       2000                1999
                                                                                 ----------------    ---------------
CURRENT ASSETS
   Cash                                                                          $       242,967     $             0
   Stock subscriptions receivable                                                         43,000                   0
   Prepaid expenses                                                                       10,000     $             0
                                                                                 ---------------     ---------------

     Total current assets                                                                295,967                   0

OTHER ASSETS                                                                                   0                   0
                                                                                 ---------------     ---------------

                                                                                 $       295,967     $             0
                                                                                 ===============     ===============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Accounts payable                                                              $         3,739     $             0
   Due to related party                                                                    5,287              54,509
   Accrued payroll taxes                                                                  50,105                   0
                                                                                 ---------------     ---------------

     Total current liabilities                                                            59,131              54,509
                                                                                 ---------------     ---------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
   Common stock, $0.001 par value; 100,000,000 shares authorized; 10,616,500 and
     10,000,000 shares issued and outstanding at
     December 31, 2000 and 1999, respectively                                             10,617              10,000
   Common stock subscribed, $.001 par value; 43,000 and 75,000
     shares at December 31, 2000 and, 1999, respectively                                      43                  75
   Additional paid-in capital                                                            617,340              64,925
   Accumulated deficit                                                                  (391,164)           (129,509)
                                                                                 ---------------     ---------------

     Total stockholders' equity (deficit)                                                236,836             (54,509)
                                                                                 ---------------     ---------------

                                                                                 $       295,967     $             0
                                                                                 ===============     ===============












            See the accompanying notes to these financial statements

                       AVIATION UPGRADE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS




                                                                          January 8, 1999
                                                                             (Inception)
                                                         Year Ended            Through
                                                        December 31,        December 31,
                                                            2000                1999
                                                      ----------------    ----------------
REVENUES                                              $              0    $              0

COST OF SALES                                                        0                   0
                                                      ----------------    ----------------

GROSS PROFIT (LOSS)                                                  0                   0
                                                      ----------------    ----------------

OPERATING EXPENSES
   General and  administrative
   ($18,000  of rent was paid to a
   related  party  for 2000 and 1999)                          253,148             125,674
                                                      ----------------    ----------------

LOSS FROM OPERATIONS                                          (253,148)           (125,674)
                                                      ----------------    ----------------

OTHER INCOME (EXPENSE)
   Interest expense                                             (8,507)             (3,835)
                                                      ----------------    ----------------

NET LOSS                                              $       (261,655)   $       (129,509)
                                                      ================    ================

BASIC AND DILUTED LOSS PER COMMON SHARE               $         (0.03)    $          (0.01)
                                                      ===============     ================

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                  10,003,604           9,943,978
                                                      ================    ================























            See the accompanying notes to these financial statements

                       AVIATION UPGRADE TECHNOLOGIES, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
             FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE PERIOD
              JANUARY 8, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999




                                               Common Stock        Common Stock Subscribed    Additional
                                        -------------------------- ------------------------     Paid-In     Accumulated
                                           Shares          Amount       Shares     Amount       Capital       Deficit        Total
                                        ----------     -----------  ------------ ----------    ---------     ---------     ---------
Balance, January 8, 1999 (inception)              0     $       0            0    $     0     $       0     $      0       $      0

Common stock issued to founder           10,000,000        10,000            0          0       (10,000)           0              0
Common stock subscribed for $1.00 per
  share                                           0             0       75,000         75        74,925            0         75,000
Net loss                                          0             0            0          0             0     (129,509)      (129,509)
                                        -----------   -----------   -----------  ----------    ---------    ----------   -----------

Balance, December 31, 1999               10,000,000        10,000       75,000         75        64,925     (129,509)       (54,509)

Common stock issued for $1.00 per
  share                                     468,000           468      (75,000)       (75)      392,607            0        393,000
Common stock subscribed for $1.00 per
  share                                           0             0       43,000         43        42,957            0         43,000
Common stock issued for services            148,500           149            0          0       116,851            0        117,000
Net loss                                          0             0            0          0             0     (261,655)      (261,655)
                                        -----------   -----------   -----------  ---------    ---------    ----------     ----------

Balance, December 31, 2000               10,616,500   $    10,617       43,000    $    43     $ 617,340   $ (391,164)      $ 236,836
                                       ============   ===========   ===========  =========    =========   ===========     ==========















            See the accompanying notes to these financial statements

                       AVIATION UPGRADE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS



                                                                                                     January 8, 1999
                                                                                                        (Inception)
                                                                                    Year Ended            Through
                                                                                   December 31,        December 31,
                                                                                       2000                1999
                                                                                 ----------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                      $       (261,655)   $       (129,509)
   Adjustments to reconcile net loss to net cash used in operating activities
     Common stock issued for services                                                     117,000                   0
     Changes in operating assets and liabilities
       Prepaid expenses                                                                   (10,000)                  0
       Accounts payable                                                                     3,739                   0
       Due to related party                                                               (49,222)             54,509
       Accrued payroll and related expenses                                                50,105                   0
                                                                                 ----------------    ----------------

         Net cash used in operating activities                                           (150,033)            (75,000)
                                                                                 ----------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock                                                 393,000                   0
   Common stock subscribed                                                                      0              75,000
                                                                                 ----------------    ----------------

         Net cash provided by financing activities                                        393,000              75,000
                                                                                 ----------------    ----------------

NET CHANGE IN CASH                                                                        242,967                   0

CASH, beginning of period                                                                       0                   0
                                                                                 ----------------    ----------------

CASH, end of period                                                              $        242,967    $              0
                                                                                 ================    ================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the period for interest                                      $          8,507    $          3,835
   Cash paid during the period for taxes                                         $              0    $              0


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     During  the  year  ended  December  31,  2000,   the  Company   recorded  a
subscription receivable in the amount of $43,000 relating to the subscription of 43,000 shares of common stock.

     During the year ended December 31, 2000, the Company recorded costs of $30,500 in equity relating to services for raising capital.







            See the accompanying notes to these financial statements

                       AVIATION UPGRADE TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

             FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE PERIOD
              JANUARY 8, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999





NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business - Aviation Upgrade Technologies, Inc. ("AUT" or "the Company") is a Nevada corporation, organized on January 8, 1999. The primary purpose for the Company was to develop, market and install modifications to aircraft, such as the Boeing 727, which were designed to improve and extend the economic life of these aircraft by bringing them into compliance with strict noise and emission control levels as they became mandatory in the years ahead.

     In mid-1999, however, after months of negotiations with a number of aircraft engine manufacturers, for the purchase of new engines, each company withdrew at the last minute from executing a final contract. AUT believes the withdrawals were the result of pressure from a major aircraft manufacturer fearing a reduction in the sale of new aircraft if the lives of existing aircraft were significantly increased as proposed by AUT. AUT has retained a prominent antitrust law firm on a contingency basis and on June 30, 2000 AUT filed an antitrust lawsuit against these companies, including the aircraft manufacturer (see Note 7).

     In its efforts to continue business development, AUT evaluated several businesses for purchase during the latter half of 1999 and throughout 2000, including an aircraft maintenance company and an aircraft leasing company specializing in cargo aircraft, none of which came to fruition. AUT is currently negotiating with its founder and majority stockholder for the marketing rights for an electronic tire valve cap for airplanes and/or automobiles that blinks if the tire pressure falls below an initially calibrated level.

     Going Concern - AUT hopes to obtain revenues from future product sales, but there is no commitment by any person for purchase of the Company's potential product. In the absence of significant sales and profits, the Company may seek to raise additional funds to meet its working capital needs principally through the additional sales of its securities. However, there is no assurance that the Company will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to the Company.

     These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Equipment - During the period from inception to December 31, 2000, AUT purchased an insignificant amount of equipment. The Company elected to expense these purchases immediately.

     Common Stock Issued for Services Rendered - AUT periodically issues common stock for services rendered. Common stock issued is valued at the estimated fair market value, as determined by management and the board of directors of the Company. Management and the board of directors consider, recent stock offering prices and other factors in determining fair market value for purposes of valuing the common stock.

     Basic and Diluted Loss Per Share - The Company has adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). Basic and diluted loss per share were computed based on the weighted average number of shares outstanding for the period. Basic and diluted loss per share are the same as the effect of warrants on loss per share are antidilutive and thus not included in the diluted loss per share calculation.

     Income Taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Risks and Uncertainties - AUT is a start up company subject to the substantial business risks and uncertainties inherent to such an entity, including the potential risk of business failure.

     Derivative Instruments and Hedging Activities - The Company has adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement, as amended by SFAS 137, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of this SFAS 133 has not materially impacted the Company's results of operations, financial position or cash flows as it currently does not engage in any derivative or hedging activities.

     Start Up Activities - The Company has adopted Statement of Position No. 98-5 ("SOP 98-5"), "Reporting the Costs of Start-Up Activities." SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs as those costs are incurred.


NOTE 2 - INCOME TAXES

     No provisions for income taxes for the year ended December 31, 2000 and for the period January 8, 1999 (inception) through December 31, 1999 is required, except for minimum state taxes, since the Company incurred taxable losses during these periods.

     As of December 31, 2000 and 1999 the Company's only deferred tax item were capitalized start-up costs of approximately $262,000 and $130,000. Due to the Company's lack of operations, no deferred tax benefit has been recognized for this deferred tax asset.

NOTE 3 - COMMITMENTS

     Operating Lease - AUT has no operating leases. The Company's founder and majority stockholder provides approximately 400 square feet of office space for its use through his privately held marketing company.

     Rent expense was $18,000 and $18,000 for the year ended December 31, 2000 and the period from January 8, 1999 (date of inception) to December 31, 1999, respectively.

     Employment Agreement - On May 31, 2000, AUT entered into an employment agreement with Mr. Lundqvist to employ him as its Chief Executive Officer. The agreement, which has an initial term of two years, provides for an annual base salary of $140,000 effective June 1, 2000, adjustable annually at the discretion of the Board of Directors. Among other provisions, the agreement also provides for an annual cash salary incentive equal to 3% of adjusted net profits beginning with the year ended December 31, 2001. The "adjusted net profit" shall be the net profit of the Company before federal and state income taxes, determined in accordance with generally accepted accounting principles by the Company's independent accounting firm and adjusted to exclude: (i) any incentive salary payments paid pursuant to this employment agreement; (ii) any contributions to pension and/or profit sharing plans; (iii) any extraordinary gains or losses; (iv) any refund or deficiency of federal and state income taxes paid in a prior year; and (v) any provision for federal or state income taxes made in prior years which is subsequently determined to be unnecessary. The maximum incentive salary payable for any given year may not exceed 400% of the then applicable base salary.


NOTE 4 - WARRANTS

     During 2000 and 1999, the Company issued 436,000 and 20,000 warrants in connection with the sale of its common stock to investors, respectively. For each share of stock sold at $1.00, a warrant was issued for the purchase of an additional share of common stock at $0.10. These warrants expire three years from the date of issuance.

     The following represents a summary of the warrants outstanding as of December 31, 2000 and 1999:


                                                                 2000                               1999
                                                   -------------------------------    ------------------------------
                                                                         Wtd Avg                           Wtd Avg
                                                       Shares           Ex Price          Shares          Ex Price
         Outstanding, beginning of period                  20,000    $        0.10                 0   $           0

         Granted                                          436,000             0.10            20,000            0.10
         Expired/forfeited                                      0                0                 0               0
                                                   --------------    -------------    --------------   -------------

         Outstanding, end of period                       456,000    $        0.10            20,000   $        0.10
                                                   ==============    =============    ==============   =============

         Weighted average fair value of warrants granted             $        0.10
                                                                     =============

     The outstanding warrants at December 31, 2000 and 1999 are all held by stockholders.

NOTE 5 - STOCKHOLDERS' EQUITY (DEFICIT)

     Holders of the common stock do not have preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. The Board of Directors is authorized to issue additional shares of common stock on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

     Each holder of common stock is entitled to one vote per share, either in person or by proxy, on all matters that may be voted on by the owners thereof at meetings of the stockholders. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors that can elect all the directors and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

     All of the Company's common stock is held by insiders and persons who acquired shares in private offerings. These are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. The Company has not declared or paid any dividends on its common stock to date and there is no assurance that the Company will ever be able to pay dividends in the future.

     In April 1999, the Company received $75,000 for the purchase of common stock at $1.00 per share. As of December 31, 2000, none of these shares have been issued and the stock is considered subscribed.

     During the year ended December 31, 2000, AUT conducted a Regulation D, Rule 506 Offering ("Rule 506 Offering") of the common stock in the United States and a Regulation S offering of common stock overseas. As part of the Rule 506 Offering, the Company issued 40,000 shares of common stock for aggregate cash consideration of $40,000. As part of the Regulation S offering , AUT issued 396,000 shares of common stock for aggregate cash consideration of $396,000.


NOTE 6 - LOSS PER SHARE

     The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations:


                                                                                   December 31,        December 31,
                                                                                       2000                1999
                                                                                 ----------------    ----------------
         Numerator for basic and diluted loss per share
           Net loss                                                              $       (261,655)   $       (129,509)
                                                                                 ================    ================

         Denominator for basic and diluted loss per share
           Weighted average shares                                                     10,003,604           9,943,978
                                                                                 ================    ================

         Basic and diluted loss per share
           Net loss                                                              $         (0.03)    $          (0.01)
                                                                                 ================     ================


NOTE 7 - LEGAL MATTERS

     On June 30, 2000, AUT filed a $2.5 billion antitrust lawsuit against third party suppliers with whom it had negotiated with for the upgrade of Boeing 727 aircraft for failure to execute a final contract and against an aircraft manufacturer who AUT believes exerted pressure on the suppliers not to execute the final contract. The defendants filed a motion for dismal of charges but were denied on all counts. At this time, the lawsuit is in the discovery phase and any possible outcome cannot be predicted.


NOTE 8 - RELATED PARTY TRANSACTIONS

     Since its inception, AUT has not generated sufficient working capital to cover the cost of its operations. Therefore, its founder and Chief Executive Officer has provided working capital and substantially all its assets, including 400 square feet of office space, through his privately held marketing company. All amounts advanced to AUT are reflected in due to related party and amount to $5,287 and $54,509 as of December 31, 2000 and 1999, respectively.





Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
--------------------------------------------------------------------------

On June 15, 2000, we decided that Barry L. Friedman, Certified Public Accountant would no longer be retained as our independent accountant for the fiscal years ended December 31, 2000 and 1999. Accordingly, the client-independent accountant relationship was terminated as of that date. Mr. Friedman's report on our financial statements for the period from inception to July 31, 1999 did not contain any adverse opinion or a disclaimer of opinion, or was not qualified, but contained an explanatory paragraph as to our ability to continue as a going concern.

On December 30, 2000, a new independent accounting firm, Lesley, Thomas, Schwarz & Postma, Inc., Newport Beach, California, was engaged as our independent accountants. From our inception to July 31, 1999 and subsequent interim periods, we did not consult Lesley, Thomas, Schwarz & Postma, Inc., regarding either the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements, or any matter that was the subject of a disagreement or was a reportable event.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by the law firm of Stepp Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the period from January 8, 1999, our date of formation, through December 31, 1999 and for the year ended December 31, 2000 appearing in this prospectus which is part of a registration statement have been audited by Lesley, Thomas, Schwarz and Postma, Inc. and are included in reliance upon such reports given upon the authority of Lesley, Thomas, Schwarz and Postma, Inc. as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Information in this prospectus concerning the contents of any contract or any other document referred to is not necessarily complete. Reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. All of that information is qualified in all respects by such reference to such exhibit.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Section 6 of our Bylaws provide, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such officer's or director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such officer or director derived any improper personal benefit.





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Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

======================================== ==================== ===============
Registration Fees                        Approximately             $1,473.12
---------------------------------------- -------------------- ---------------
Transfer Agent Fees                      Approximately               $500.00
---------------------------------------- -------------------- ---------------
Costs of Printing and Engraving          Approximately               $500.00
---------------------------------------- -------------------- ---------------
Legal Fees                               Approximately            $15,000.00
---------------------------------------- -------------------- ---------------
Accounting Fees                          Approximately             $1,500.00
======================================== ==================== ===============

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

From June 2000 to January 2001, we sold 507,000 units at a price of $1.00 per share. Each unit consisted one share of common stock and a warrant to purchase an additional share of common stock for $0.10 per share. Approximately 40,000 shares were issued to residents of the United States were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Approximately 467,000 shares were issued to non-residents of the United States were issued in a transaction which the Company believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that Section 5 by the Securities and Exchange Commission. Our net proceeds were approximately $436,000.

From 1999 to January 2001, we issued 170,000 shares of our common stock in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. The shares were issued in exchange for services provided to us, which were valued at $170,000.

In January 1999, we sold 55,000 shares of our common stock to Golden Athletics, LLC, in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 3(b) of that act and Rule 504 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. The shares were issued in exchange for $55,000.

In January 1999, we issued 10,000,000 shares of our common stock to Torbjorn B. Lundqvist, in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the




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Securities Act of 1933, as amended. The shares were issued in exchange for services provided to us, which were valued at $10,000.

We have also authorized the issuance of 51,000 shares to two individuals pursuant to the licensing agreement for the electronic tire valve cap; however, those shares have not been issued.

Exhibits
--------

         Copies of the following documents are filed with this registration statement as exhibits:

Exhibit No.
-----------

1.                  Underwriting Agreement (not applicable)

3.1                 Articles of Incorporation* (Charter Document)

3.2                 Bylaws*

5.                  Opinion Re: Legality

8.                  Opinion Re: Tax Matters (not applicable)

10.1                Employment Agreement with Torbjorn B. Lundqvist

10.2                Licensing Agreement with Torbjorn B. Lundqvist

11.                 Statement Re: Computation of Per Share Earnings**

15. Letter on unaudited interim financial information (not applicable)

23.1                Consent of Auditors

23.2                Consent of Counsel***

* Included in Registration Statement on Form 10-SB, which was filed on December 2, 1999.
**        Included in Financial Statements
***       Included in Exhibit 5

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.





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B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.




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                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Newport Beach, State of California, on May 29, 2001.

Aviation Upgrade Technologies, Inc.,
a Nevada corporation

/s/ Torbjorn B. Lundqvist
-------------------------------------------
Torbjorn B. Lundqvist
chief executive officer, chairman of the board of directors


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Torbjorn B. Lundqvist                           May 29, 2001
--------------------------------------------
Torbjorn B. Lundqvist
chief executive officer, chairman of the board of directors


/s/ William Rhodes                                  May 29, 2001
--------------------------------------------
William Rhodes
president, director


/s/ Dick Lindholm                                   May 29, 2001
--------------------------------------------
Dick Lindholm
vice president, director





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